Exhibit 8.1
Principal Subsidiaries at December 31, 2015:

Name	Country	Percentage Interest Held
NAFTA Segment
FCA US LLC	USA (Delaware)	100.00(1)
FCA Canada Inc.	Canada	100.00(1)
FCA Mexico, S.A. de C.V.	Mexico	100.00(1)
LATAM Segment
FCA Fiat Chrysler Automoveis Brasil LTDA	Brazil	100.00
Banco Fidis S.A.	Brazil	100.00
FCA Venezuela LLC	USA (Delaware)	100.00(1)
FCA Automobiles Argentina S.A.	Argentina	100.00
APAC Segment
FCA Australia Pty Ltd	Australia	100.00(1)
Chrysler Group (China) Sales Limited	People’s Republic of China	100.00(1)
EMEA Segment
FCA Italy S.p.A.	Italy	100.00
FCA Melfi S.p.A.	Italy	100.00
FCA Serbia d.o.o. Kragujevac	Serbia	66.67
FCA Russia AO	Russia	100.00(1)
Chrysler South Africa (Pty) Ltd.	South Africa	100.00(1)
FCA Poland S.A.	Poland	100.00
FCA Germany AG	Germany	100.00
Fiat Chrysler Automobiles UK Ltd.	United Kingdom	100.00
FCA Powertrain Poland Sp. z o.o.	Poland	100.00
Fidis S.p.A.	Italy	100.00
Ferrari - Discontinued Operation (2)
Ferrari N.V.	Netherlands	80.00
Ferrari S.p.A.	Italy	80.00(3)
Ferrari Financial Services, Inc.	USA (Delaware)	80.00(3)
Ferrari North America, Inc.	USA (New Jersey)	80.00(3)
Ferrari Financial Services AG	Germany	80.00(3)
Ferrari Cars International Trading (Shanghai) Co. Ltd.	People’s Republic of China	64.00(3)
Maserati
Maserati S.p.A.	Italy	100.00
Maserati North America Inc.	USA (New Jersey)	100.00
Components
Magneti Marelli S.p.A.	Italy	99.99(3)
Automotive Lighting LLC	USA (Michigan)	100.00
Automotive Lighting Reutlingen GmbH	Germany	99.99

Magneti Marelli Sistemas Automotivos Industria e Comercio Ltda	Brazil	99.99
Teksid S.p.A.	Italy	100.00 (5)
Comau S.p.A.	Italy	100.00
Comau LLC	USA (Michigan)	100.00
Holding Companies and Other Companies
FCA North America Holdings LLC	USA (Delaware)	100.00
Fiat Chrysler Finance S.p.A.	Italy	100.00
Fiat Chrysler Finance Europe S.A.	Luxembourg	100.00
Fiat Chrysler Finance North America, Inc.	USA (Delaware)	100.00
Neptunia Assicurazioni Marittime S.A.	Switzerland	100.00
___________________________
(1) On January 21, 2014, we acquired the remaining 41.5 percent of FCA US that we did not previously own. See Item 4A. History and Development of the Company-History of FCA.
(2) At December 31, 2015, Ferrari met the criteria to be classified as a discontinued operation
(3) Following the Ferrari IPO in October 2015, the Group's interest in Ferrari decreased by approximately 10 percent.
(4) FCA holds 100 percent of the voting interest in Magneti Marelli S.p.A.
(5) In December 2015, we acquired the remaining 15.2 percent interest in Teksid S.p.A. from Renault.